Exhibit 107

FILING FEE TABLES FOR

FORM S-8

Calculation of Filing Fee

Form S-8

Zenvia Inc.

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Shares, par value US$0.00005 per share, reserved for issuance under the 2022 Long-term Incentive Plan	Rule 457(c) and Rule 457(h)	240,000(1)	US$2.02(2)	US$484,800	0.0000927 (US$92.70 per US$1,000,000)	US$44.94
Total					US$484,800		US$44.94
Total Fee Offsets(3)							US$0.00
Net Fee Due							US$44.94

(1) This Registration Statement on Form S-8 (this “Registration Statement”) covers Class A common shares, par value US$0.00005 per share (“Class A common shares”), of Zenvia Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2022 Long-term Incentive Plan adopted on May 4, 2022 (the “2022 Incentive Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also covers an indeterminate number of additional Class A common shares that become issuable under the 2022 Incentive Plan which may be offered and issued to prevent dilution resulting from adjustments as a result of share dividends, share splits, reverse share splits, mergers, reorganizations, consolidations or other similar transactions.

(2) Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) on the basis of the average of the high and low prices for the Registrant’s Class A common shares reported on the Nasdaq Capital Market (“NASDAQ”) on July 1, 2022.

(3) The Registrant does not have any fee offsets.